EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Novelion Therapeutics Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 19th day of March, 2018.

SARISSA CAPITAL MANAGEMENT LP

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	General Counsel

SARISSA CAPITAL OFFSHORE MASTER FUND LP

By: Sarissa Capital Offshore Fund GP LLC, its general partner

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	Authorized Person

SARISSA CAPITAL CATAPULT FUND LLC

By: Sarissa Capital Management LP, its managing member

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	General Counsel

/s/Alexander J. Denner
Alexander J. Denner

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF THE REPORTING PERSONS

The following sets forth the name, position, and principal occupation of each director and executive officer of each of the Reporting Persons. Each such person is a citizen of the United States of America. Except as otherwise indicated, the business address of each director and officer is c/o Sarissa Capital Management LP, 660 Steamboat Road, 3rd Floor, Greenwich, CT 06830. To the best of the Reporting Persons' knowledge, except as set forth in this statement on Schedule 13D, none of the directors or executive officers of the Reporting Persons own any Shares.

SARISSA CAPITAL MANAGEMENT LP
SARISSA CAPITAL OFFSHORE MASTER FUND LP
SARISSA CAPITAL CATAPULT FUND LLC

Name	Position
Alexander J. Denner, Ph.D.	Chief Investment Officer and Authorized Person

Mark DiPaolo	General Counsel and Authorized Person

Patrice Bonfiglio	Chief Financial Officer and Chief Compliance Officer